Exhibit 99.1

News Announcement	For Immediate Release

REX AMERICAN RESOURCES APPOINTS FORMER CONGRESSWOMAN CHERI
BUSTOS TO BOARD OF DIRECTORS

Former Congresswoman and House Agriculture Committee
Member Will Bring Relevant Perspectives to REX’s Alternative
Energy Businesses and Carbon Sequestration Project

Dayton, Ohio, (February 13, 2023) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today announced that Cheri Bustos, 61, has been appointed to its Board of Directors, effective immediately. Bustos will serve as an Independent Director and will increase the size of the Board to nine members, including six independent members.

“We are pleased to welcome Cheri to the REX American Resources Board,” said Stuart Rose, Executive Chairman of the Board of Directors. “As a highly respected journalist, successful non-profit executive, and extremely effective member of Congress, Cheri brings a rare combination of highly sought-after skills. I am confident that her ability to provide sound leadership and insight based on her experience, including serving on the House Agriculture Committee for 10 years, will make her a strong addition to our Board and support our goals for our alternative energy businesses and further progress with our carbon sequestration project.”

Bustos, stated, “I am honored to be a part of REX’s diverse and collaborative Board of Directors and look forward to sharing my experience and business perspective with the Board and REX management team. REX’s commitment to innovation and its long-term record of success as a public company has been exemplary, and I am confident we have the right strategy in place to execute on our opportunities and simultaneously deliver value to our stockholders.”

Bustos served five terms in the U.S. House of Representatives as the Congresswoman from Illinois’s 17th Congressional District. She left office last month. She served on the powerful Appropriations Committee and on its Energy and Water Subcommittee. She also served on the House Agriculture Committee and chaired its General Farm Commodities and Risk Management Subcommittee. She was a member of House Leadership for more than half of her tenure in Congress. Prior to serving in Congress, Bustos was a Vice President of a multi billion-dollar non-profit health system. Bustos began her career as a journalist, becoming a highly respected investigative reporter and newspaper editor. She is a graduate of the University of Maryland at College Park and holds a Master’s in Public Affairs Reporting from the University of Illinois at Springfield. Bustos comes from a long line of family farmers and is a life-long resident of the state of Illinois.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 699 million gallons of ethanol over the twelve-month period ended October 31, 2022. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended October 31, 2022) by the ethanol production facilities in which it has ownership interests was approximately 277 million gallons. Further information about REX is available at www.rexamerican.com.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
937/276-3931	212/835-8500
rex@jcir.com